Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Form 8-K/A of Kimball International, Inc. of our audit report dated March 16, 2020, relating to the consolidated financial statements of Poppin, Inc. as of and for the years ended December 31, 2019 and 2018.

/s/ WithumSmith+Brown, PC
WithumSmith+Brown, PC

Whippany, New Jersey
February 19, 2021